PRICING SUPPLEMENT Dated July 5, 2022 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-263376 (To Prospectus dated May 27, 2022 And Product Supplement dated May 27, 2022)

UBS AG $1,000,000 Buffer Digital Notes

Linked to the shares of the SPDR® S&P 500® ETF Trust due July 19, 2023

Investment Description

UBS AG Buffer Digital Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the SPDR® S&P 500® ETF Trust (the “Underlying Asset”). We also refer to an exchange-traded fund as an “ETF”. The amount you receive at maturity will be based on whether the Closing Level of the Underlying Asset on the Final Valuation Date (the “Final Level”) is equal to, greater than or less than the Downside Threshold. If the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment per Note equal to the Principal Amount plus a return equal to the Digital Return of 8.00%. If, however, the Final Level is less than the Downside Threshold, UBS will deliver to you a number of shares of the Underlying Asset per Note (subject to adjustments for fractional shares and in the case of antidilution and reorganization events) equal to the quotient of (i) the Principal Amount per Note divided by (ii) the Downside Threshold (the “Share Delivery Amount”), the value of which is expected to be worth less than your Principal Amount and could be zero. Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Level. For the avoidance of doubt, if the Share Delivery Amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, equal to the product of the Share Delivery Amount and the Final Level. Investing in the Notes involves significant risks. The Notes do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations you may not receive any amounts or shares owed to you under the Notes and you could lose all of your initial investment.

Features

❑

Digital Return Feature: At maturity, if the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment per Note equal to the Principal Amount plus a percentage return equal to the Digital Return.

❑

Contingent Repayment of Principal with Potential for Full Downside Market Exposure: If the Final Level is less than the Downside Threshold, at maturity, UBS will deliver to you a number of shares of the Underlying Asset per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share) at maturity for each Note that you own, which will be worth less than the Principal Amount and could be zero. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Strike Date	July 1, 2022
Pricing Date*	July 5, 2022
Original Issue Date*	July 8, 2022
Final Valuation Date**	July 14, 2023
Maturity Date**	July 19, 2023

*

We expect to deliver the Notes against payment on the third business day following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. UBS is not necessarily obligated to repay the full Principal Amount of the Notes at maturity, and the Notes may have the full downside market risk of an investment in the Underlying Asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose some or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The Initial Level of the Underlying Asset is its Closing Level on the Strike Date and not its Closing Level on the Pricing Date, and the remaining terms of the Notes were also set on the Strike Date. The return on the Notes is subject to, and will not exceed, the “Digital Return”. The Notes are offered at a minimum investment of 1 Note at $10,000 per Note (representing a $10,000 investment), and integral multiples of $10,000 in excess thereof.

Underlying Asset	Bloomberg Ticker	Digital Return	Initial Level	Downside Threshold	Share Delivery Amount*	CUSIP	ISIN
Shares of the SPDR® S&P 500® ETF Trust	SPY	8.00%	$381.24	$307.66, which is 80.70% of the Initial Level	32.5034*	90279FLP4	US90279FLP44

* Equal to $10,000 divided by the Downside Threshold, rounded to the nearest ten thousandth of one share. If you receive the Share Delivery Amount at maturity, any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Level. The Share Delivery Amount and Downside Threshold are subject to adjustments in the case of certain events, as described in the accompanying product supplement under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

The estimated initial value of the Notes as of the Pricing Date is $9,821.00. The estimated initial value of the Notes was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 4 herein.

See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public(1)		Underwriting Discount(1)(2)		Proceeds to UBS(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the SPDR® S&P 500® ETF Trust	$1,000,000.00	$10,000.00	$10,000.00	$100.00	$990,000.00	$9,900.00

(1) Certain fiduciary accounts may have agreed to pay a purchase price of $9,900.00 per $10,000 Principal Amount of the Notes, and the placement agents, with respect to sales made to such accounts, may have agreed to forgo any underwriting discount or fees.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and its affiliates will act as placement agents for the Notes. The placement agents may have agreed to forgo fees for sales to certain fiduciary accounts. The placement agents will receive a fee from the issuer or one of our affiliates equal to $100.00 per $10,000 Principal Amount of Notes. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

 i

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Market-Linked Securities product supplement dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm
♦	Prospectus dated May 27, 2022: http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Buffer Digital Notes” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as a direct investment in the Underlying Asset or the stocks and other assets comprising the Underlying Asset (the “Underlying Constituents”).

♦You believe that the Closing Level of the Underlying Asset will appreciate over the term of the Notes and that the percentage of appreciation is unlikely to exceed the Digital Return indicated on the cover hereof.

♦You understand and accept that your potential return is limited to the Digital Return and you are willing to invest in the Notes based on the Digital Return indicated on the cover hereof.

♦You can tolerate receiving the Share Delivery Amount at Maturity, the value of which is expected to be worth less than your Principal Amount and could be zero.

♦You are willing to invest in the Notes based on the Downside Threshold indicated on the cover hereof.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Asset.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the Underlying Asset.

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You understand and are willing to accept the risks associated with the Underlying Asset.

♦You are willing to assume the credit risk of UBS for all payments and deliveries under the Notes, and understand that if UBS defaults on its obligations you may not receive any payments or deliveries due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of all of your initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of some or all of your initial investment or you are not willing to make an investment that may have the full downside market risk as a direct investment in the Underlying Asset or its Underlying Constituents.

♦You cannot tolerate receiving the Share Delivery Amount at maturity, the value of which is expected to be worth less than your Principal Amount and could be zero.

♦You believe that the Closing Level of the Underlying Asset will decline during the term of the Notes and the Final Level is likely to be less than the Downside.

♦You believe that the Closing Level of the Underlying Asset will appreciate over the term of the Notes by more than the Digital Return indicated on the cover hereof.

♦You seek an investment that has unlimited return potential without a cap on appreciation or you are unwilling to invest in the Notes based on the Digital Return indicated on the cover hereof.

♦You are unwilling to invest in the Notes based on the Downside Threshold indicated on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Asset.

♦You do not understand or are unwilling to accept the risks associated with the Underlying Asset.

♦You seek current income from this investment or prefer to receive any dividends paid and distributions made on the Underlying Asset.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are unwilling to assume the credit risk of UBS for all payments and deliveries under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the Underlying Asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$10,000 per Note
Term	Approximately 54 weeks.
Underlying Asset	The shares of the SPDR® S&P 500® ETF Trust
Payment at Maturity (per Note)

If the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment equal to:

$10,000 + ($10,000 × Digital Return).

If the Final Level is less than the Downside Threshold, UBS will deliver to you a number of shares of the Underlying Asset (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount

In this scenario, you will receive the Share Delivery Amount, the value of which is expected to be worth less than the Principal Amount and could be zero.

Digital Return	8.00%
Downside Threshold(1)	A specified level of the Underlying Asset that is less than the Initial Level, equal to a percentage of the Initial Level, as indicated on the cover hereof.
Share Delivery Amount (per Note)(1)

A number of shares of the Underlying Asset equal to (i) the Principal Amount per Note divided by (ii) the Downside Threshold, rounded to the nearest ten-thousandth of a share, as indicated on the cover hereof.

Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Level. For the avoidance of doubt, if the Share Delivery Amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, equal to the product of the Share Delivery Amount and the Final Level.

Initial Level(1)	The Closing Level of the Underlying Asset on the Strike Date and not on its Pricing Date, as specified on the cover hereof.
Final Level(1)	The Closing Level of the Underlying Asset on the Final Valuation Date.

(1) As determined by the Calculation Agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

Investment Timeline

Strike Date	The Initial Level is observed and the final terms of the Notes are set.

Maturity Date

The Final Level is observed on the Final Valuation Date.

If the Final Level is equal to or greater than the Downside Threshold, UBS will pay you a cash payment per Note equal to:

$10,000 + ($10,000 × Digital Return).

If the Final Level is less than the Downside Threshold, UBS will deliver to you a number of shares of the Underlying Asset per Note (with cash paid in lieu of any fractional share), equal to:

Share Delivery Amount

In this scenario, you will receive the Share Delivery Amount, the value of which is expected to be worth less than the Principal Amount and could be zero.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the Underlying Asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily repay the full Principal Amount of the Notes at maturity. UBS will pay you the Principal Amount of the Notes only if the Final Level is equal to or greater than the Downside Threshold and will only make such payment at maturity. If the Final Level is less than the Downside Threshold, at maturity UBS will deliver to you a number of shares of the Underlying Asset per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share), the value of which is expected to be worth less than your Principal Amount and could be zero. If you receive the Share Delivery Amount, then, as of the Final Valuation Date, the percentage decline in the value of the Share Delivery Amount will be at a proportionately higher percentage relative to any percentage decline in the price of the Underlying Asset below the Downside Threshold from the Initial Level to the Final Level. Therefore, the further the Final Level has declined from the Downside Threshold, the closer your loss of principal will be to the decline of the Underlying Asset from the Initial Level and you could lose all of your initial investment. Additionally, in the event that the Final Level is less than the Downside Threshold, any decline of the price of the Underlying Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had UBS instead paid you the cash value of the Share Delivery Amount as of the Final Valuation Date.

♦The contingent repayment of principal by the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. The contingent repayment of principal by the issuer is only available if you hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the then-current price of the Underlying Asset is equal to or greater than the Downside Threshold.

♦The Digital Return applies only at maturity — If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Digital Return, even if such return is positive. You can receive the full benefit of the Digital Return from UBS only if you hold your Notes to maturity.

♦Your potential positive return on the Notes is limited to the Digital Return — The return potential of the Notes is limited to the Digital Return, regardless of any appreciation of the Underlying Asset. While you will benefit from the Digital Return if the Final Level is equal to or greater than the Downside Threshold, due to the inclusion of the Digital Return, your return on the Notes may be less than it would be from that of a direct investment in the Underlying Asset.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying Asset. The greater the expected volatility of the Underlying Asset as of the Strike Date, the greater the expectation is as of that date that the Final Level will be less than the Downside Threshold and, as a consequence, indicates an increased risk of loss. Also, a relatively lower Downside Threshold does not necessarily indicate a relatively low risk of loss because the expected volatility of the Underlying Asset could be high. You should be willing to accept the downside market risk of the Underlying Asset and the potential to lose some or all of your initial investment.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the Underlying Asset or Underlying Constituents — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying Assets or Underlying Constituents. For instance, if the Final Level is equal to or greater than the Downside Threshold, you will receive the Digital Return regardless of any appreciation of the Underlying Asset or Underlying Constituents and, therefore, you will not benefit from any appreciation in price of the Underlying Asset from the Initial Level to the Final Level in excess of the Digital Return. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Notes, and any such dividends or distributions will not be factored into the calculation of the Payment at Maturity on your Notes. Similarly, unless and until you receive the Share Delivery Amount on the Maturity Date, you will not have voting rights or any other rights that a holder of the Underlying Asset or any Underlying Constituents.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes, which may be negative, is directly linked to the performance of the Underlying Asset and indirectly linked to the performance of the Underlying Constituents and their issuers (the “Underlying Constituent Issuers”). The price of the Underlying Asset can rise or fall sharply due to factors specific to the Underlying Asset or its Underlying Constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Underlying Constituent Issuers and, therefore, the Underlying Asset. You, as an investor in the Notes, should conduct your own investigation into the investment adviser of the underlying asset (the “Underlying Asset Issuer”) and the Underlying Asset for your Notes. For additional information regarding the Underlying Asset and the Underlying Asset Issuer, please see “Information About the Underlying Asset” herein and the Underlying Asset Issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the Underlying Asset Issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the Underlying Asset will rise or fall. There can be no assurance that the Final Level will be greater than the Downside Threshold. The Final Level will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying Constituent Issuers. You should be willing to accept the downside risks associated with the Underlying Asset in general and its Underlying Constituents in particular, and the risk of losing some or all of your initial investment.

♦The value of the Underlying Asset may not completely track the value of its Underlying Constituents — Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its Underlying Constituents, the level of an ETF may not completely track the value of its Underlying Constituents. The price of the Underlying Asset will reflect transaction costs and fees that the Underlying Constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its Underlying Constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the price of the Underlying Asset may not reflect its NAV.

♦There is no affiliation between the Underlying Asset Issuer or any Underlying Constituent Issuer and UBS, and UBS is not responsible for any disclosure by such issuers — We are not affiliated with the Underlying Asset Issuer or any Underlying Constituent Issuer. We and our affiliates may currently, or from time to time in the future engage in business with the Underlying Asset Issuer or any Underlying Constituent Issuer. However, we are not affiliated with the Underlying Asset Issuer or any Underlying Constituent Issuer and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the Underlying Asset, Underlying Constituents, the Underlying Asset Issuer or any Underlying Constituent Issuer. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuer are involved in the Notes offered hereby in any way and have no obligation of any sort with respect to your Notes. Neither the Underlying Asset Issuer nor any Underlying Constituent Issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, or return on, your Notes.

♦Failure of the Underlying Asset to track the level of its Target Index — While the Underlying Asset is designed and intended to track the level of a specific index as specified herein (its “Target Index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its Target Index. Additionally, although the performance of an ETF seeks to replicate the performance of its Target Index, an ETF may not invest in all the securities, futures contracts or commodities comprising its Target Index but rather may invest in a representative sample of the assets comprising its Target Index. ETFs, including the Underlying Asset, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its Target Index, as discussed further herein. Accordingly, the performance of the Underlying Asset will not be equal to the performance of its Target Index during the term of the Notes.

♦The Underlying Asset utilizes a passive indexing investment approach — The Underlying Asset is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Asset, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its Target Index by investing in a portfolio of stocks that generally replicate or provide a representative sample of its Target Index. Therefore, unless a specific Underlying Constituent is removed from its Target Index, the Underlying Asset generally would not sell a security because such Underlying Constituent Issuer was in financial trouble. In addition, the Underlying Asset is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

Estimated Value Considerations

♦The issue price you pay for the Notes exceeds their estimated initial value – The issue price you pay for the Notes exceeds their estimated initial value as of the Pricing Date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the Pricing Date, we have determined the estimated initial value of the Notes by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the price and volatility of the Underlying Asset and Underlying Constituents, any expected dividends on the Underlying Constituents, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the Pricing Date is less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the Pricing Date may differ from the estimated initial value – The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the Pricing Date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the Pricing Date – We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the Pricing Date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the Pricing Date and any such differential between the estimated initial value and the issue price of the Notes as of the Pricing Date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates may make a market in the offering of the Notes, although they are not required to do so and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the price of the Underlying Asset and the Underlying Constituents; the volatility of the Underlying Asset and the Underlying Constituents; any dividends paid on the Underlying Constituents; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the availability of comparable instruments; the creditworthiness of UBS; and the then current bid-ask spread for the Notes. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Following certain events, the Calculation Agent can make adjustments to the Underlying Asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting the Underlying Asset, the Calculation Agent may make adjustments to its Initial Level, Share Delivery Amount, Downside Threshold and/or Final Level, as applicable, and any other term of the Notes and, in some instances, may replace such Underlying Asset. However, the Calculation Agent will not make an adjustment in response to every event that could affect the Underlying Asset. If an event occurs that does not require the Calculation Agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the Calculation Agent. You should be aware that the Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain events relating to the Underlying Asset, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Notes may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the Calculation Agent determines is comparable to the affected ETF’s Underlying Constituents or on an alternative calculation of such ETF. Accordingly, at maturity you may receive shares of a security other than the original Underlying Asset. Further, if the Underlying Asset is replaced or substituted by a security issued by a non-U.S. company that is traded on a non-U.S. exchange, we will pay, in lieu of delivery of any such security, an amount in cash (payable in U.S. dollars) equal to the value thereof, as determined by the Calculation Agent. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Underlying Constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying Asset and/or any Underlying Constituent may adversely affect the level of that Underlying Asset on the Final Valuation Date and, therefore, the value of, and any amount payable on, the Notes.

♦Potential conflict of interest — UBS and its affiliates may engage in business with the Underlying Asset Issuer or Underlying Constituent Issuers or trading activities related to the Underlying Asset or any Underlying Constituents, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the Calculation Agent, which will be an affiliate of UBS. The Calculation Agent will determine the Payment at Maturity of the Notes based on the Final Level of the Underlying Asset. The Calculation Agent can postpone the determination of the Initial Level and/or Final Level if a market disruption event occurs and is continuing on the Strike Date and/or the Final Valuation Date, respectively. As UBS determines the economic terms of the Notes, including the Digital Return and Downside Threshold, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and any amount payable on the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the Underlying Asset to which the Notes are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment or delivery to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any payments or deliveries owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield, and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments or deliveries thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over‑indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre‑requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand‑alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt‑to‑equity” swap), and/or (d) the partial or full write‑off of obligations owed by UBS (a “write‑off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt‑to‑equity swap and/or a write‑off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written‑off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write‑off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt‑to‑equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt‑to‑equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written‑off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms were set on the Strike Date and are indicated on the cover hereof.

The examples and table below illustrate the Payment at Maturity for a $10,000 Note on a hypothetical offering of the Notes, with the following assumptions (the actual terms for the Notes were set on the Strike Date; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 54 weeks
Initial level:	$500.00
Digital Return:	8.00%
Downside Threshold:	$403.50 (80.70% of the Initial Level)
Share Delivery Amount*:	24.7831
Range of Underlying Asset Performance**:	40% to -100%

*	Equal to the quotient of (i) the Principal Amount divided by (ii) the Downside Threshold, which is expected to be worth less than your Principal Amount and could be zero. If you receive the Share Delivery Amount at maturity, any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Level.
**	The performance range is provided for illustrative purposes only.

Final level	Return on the Underlying Asset as of the Final Valuation Date	Payment at Maturity	Note Total Return at Maturity
$700.00	40.00%	$10,800.00	8.000%
$650.00	30.00%	$10,800.00	8.000%
$600.00	20.00%	$10,800.00	8.000%
$550.00	10.00%	$10,800.00	8.000%
$540.00	8.00%	$10,800.00	8.000%
$530.00	6.00%	$10,800.00	8.000%
$520.00	4.00%	$10,800.00	8.000%
$510.00	2.00%	$10,800.00	8.000%
$500.00	0.00%	$10,800.00	8.000%
$475.00	-5.00%	$10,800.00	8.000%
$450.00	-10.00%	$10,800.00	8.000%
$425.00	-15.00%	$10,800.00	8.000%
$403.50	-19.30%	$10,800.00	8.000%
$400.00	-20.00%	$9,913.24**	-0.868%**
$350.00	-30.00%	$8,674.09**	-13.259%**
$300.00	-40.00%	$7,434.93**	-25.651%**
$250.00	-50.00%	$6,195.78**	-38.042%**
$200.00	-60.00%	$4,956.62**	-50.434%**
$150.00	-70.00%	$3,717.47**	-62.825%**
$100.00	-80.00%	$2,478.31**	-75.217%**
$50.00	-90.00%	$1,239.16**	-87.608%**
$0.00	-100.00%	$0.00**	-100.000%**

**  Represents the approximate cash value of the hypothetical Share Delivery Amount as of the Final Valuation Date. The actual market value of the Share Delivery Amount may be less on the Maturity Date than the payment that you would have received at maturity had UBS instead paid you the cash value of the Share Delivery Amount because of any decrease in the price of the Underlying Asset during the period between the Final Valuation Date and the Maturity Date.

Example 1 — The Final Level of the Underlying Asset is $510.00.

Because the Final Level is equal to or greater than the Downside Threshold, the Payment at Maturity per Note will be calculated as follows:

$10,000 + ($10,000 × 8.00%)
= $10,000 + $800.00
= $10,800.00 (a total return of 8.00%)

Example 2 — The Final Level of the Underlying Asset is $600.00.

Because the Final Level is equal to or greater than the Downside Threshold, the Payment at Maturity per Note will be calculated as follows:

$10,000 + ($10,000 × 8.00%)
= $10,000 + $800.00
= $10,800.00 (a total return of 8.00%)

Example 3 — The Final Level of the Underlying Asset is $475.00.

Because the Final Level is equal to or greater than the Downside Threshold, the Payment at Maturity per Note will be calculated as follows:

$10,000 + ($10,000 × 8.00%)
= $10,000 + $800.00

= $10,800.00 (a total return of 8.00%)

Example 4 — The Final Level of the Underlying Asset is $250.00.

Because the Final Level is less than the Downside Threshold, UBS will pay you less than the Principal Amount and the Payment at Maturity per Note is as follows:

= Share Delivery Amount × Final Level =24.7831 × $250.00
= $6,195.78* (a total return of -38.042%)

* Represents the approximate cash value of the Share Delivery Amount on the Final Valuation Date. Because the Notes are physically settled, the actual value received and the total return on the Notes at maturity depends on the price of the Underlying Asset on the Maturity date.

Accordingly, because the Final Level is less than the Downside Threshold, at maturity UBS will deliver to you a number of shares of the Underlying Asset per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share, equal to the product of such fractional share and the Final Level). The value of the Share Delivery Amount as of the Final Valuation Date received from UBS would be worth a total of $6,195.78 per Note, for a loss on the Notes of 38.042%.

Investors should note that, in the event that the Final Level is less than the Downside Threshold and UBS delivers the Share Delivery Amount, any decline of the price of the Underlying Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the Share Delivery Amount.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the Final Level is less than the Downside Threshold, UBS will deliver to you a number of shares of the Underlying Asset per Note equal to the Share Delivery Amount (with cash paid in lieu of any fractional share), the value of which will be worth less than your principal amount and could be zero. If you receive the Share Delivery Amount, then, as of the Final Valuation Date, the percentage decline in the value of the Share Delivery Amount will be at a proportionately higher percentage relative to any percentage decline in the price of the Underlying Asset below the Downside Threshold from the Initial Level to the Final Level. Therefore, the further the Final Level has declined from the Downside Threshold, the closer your loss of principal will be to the decline of the Underlying Asset from the Initial Level and you could lose all of your initial investment.

Any payment or delivery on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the Underlying Asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Underlying Asset. You should make your own investigation into the Underlying Asset.

Included below is a brief description of the Underlying Asset. This information has been obtained from publicly available sources. Set forth below for the Underlying Asset is a graph that illustrates the past performance for the Underlying Asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the Underlying Asset as an indication of future performance.

The Underlying Asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the Underlying Asset Issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Underlying Asset Issuer can be located by reference to its SEC file number provided below.

SPDR® S&P 500® ETF Trust

We have derived all information contained herein regarding the SPDR® S&P 500® ETF Trust (the “SPY Trust”) and the Target Index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the SPY Trust, PDR Services LLC (the “Underlying Asset Issuer”), the trustee of the SPY Trust, State Street Global Advisors Trust Company (the “trustee”) or its parent company, State Street Bank and Trust Company, and the index sponsor of the Target Index, as defined below.

The SPY Trust is a unit investment trust that issues securities called “Units” of the SPY Trust, each of which represents a fractional undivided ownership interest in the SPY Trust. The SPY Trust seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index (the “Target Index”). The Target Index is designed to measure the performance of 500 large-capitalization companies in the U.S. equity market. The Target Index is calculated, maintained and published by, S&P Dow Jones Indices LLC (the “Index Sponsor”). The Index Sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Target Index at any time.

The SPY Trust is not actively managed. The SPY Trust holds a portfolio of securities consisting of substantially all of the component common stocks, in substantially the same weighting, which comprise the Target Index. The trustee on a nondiscretionary basis adjusts the composition of the SPY Trust to conform to changes in the composition and/or weighting of securities in the Target Index. Although the SPY Trust may fail to own certain securities included in the Target Index at any particular time, the SPY Trust generally will be substantially invested in the securities included in the Target Index. The SPY Trust may or may not hold all of the securities that are included in the Target Index.

Select information regarding the SPY Trust’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the SPY Trust’s website. Expenses of the SPY Trust reduce the net asset value of the assets held by the SPY Trust and, therefore, reduce the value of the shares of the SPY Trust.

Shares of the SPY Trust are listed on the NYSE Arca under the ticker symbol “SPY”.

In making your investment decision you should review the prospectus related to the SPY Trust, dated January 31, 2022, filed by the SPY Trust available at: http://www.sec.gov/Archives/edgar/data/884394/000119312522022720/d284625d497.htm

Information from outside sources including, but not limited to the prospectus related to the SPY Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the SPY Trust or the Target Index.

Information filed by the SPY Trust with the SEC, including the prospectus for the SPY Trust, can be found by reference to its SEC file numbers: 033-46080 and 811-06125 or its CIK Code: 0000884394.

Historical Information

The graph below illustrates the performance of the Underlying Asset from January 1, 2012 through July 1, 2022, based on information from Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The Closing Level of the Underlying Asset on July 1, 2022 was $381.24. The dotted line represents the Downside Threshold of $307.66, which is equal to 80.70% of the Initial Level. Past performance of the Underlying Asset is not indicative of the future performance of the Underlying Asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Notes as prepaid derivative contracts with respect to the Underlying Asset. If your Notes are so treated, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Subject to the constructive ownership rules (discussed below), such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Because the Notes are linked to the shares of an ETF, there is a risk that an investment in the Notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the Notes would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Notes (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Notes).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Notes would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Notes. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Underlying Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Underlying Asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Notes. However, it is also possible that all or a portion of your gain with respect to the Notes could be treated as “Excess Gain” because the Underlying Asset is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Notes the holder had invested, pro rata, the Principal Amount of the Notes in shares of the Underlying Asset and sold those shares for their fair market value on the date the Notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Notes could be “Excess Gain” if you purchase the Notes for an amount that is less than the Principal Amount of the Notes or if the return on the Notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Underlying Asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Notes after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Notes.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Underlying Asset that you may receive at maturity in connection with your investment in the Notes. If your Notes are physically settled at maturity by delivery to you of shares of the Underlying Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the Underlying Asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the Underlying Asset received at maturity.

If the Notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the Underlying Asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the Underlying Asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes and should have a holding period in the shares of the Underlying Asset beginning on the day after receipt of the Share Delivery Amount. With respect to any cash received in lieu of a fractional share of the Underlying Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the Share Delivery Amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the Underlying Asset pursuant to the original terms of the Notes. If the receipt of the Share Delivery Amount is so treated, (i) you should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the amount you paid for your Notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction”), such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “—Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any Underlying Constituent Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisor regarding the potential treatment of any such entity for their Notes as a USRPHC and the Notes as USRPI.

This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Underlying Asset that you may receive at maturity in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the Underlying Asset equal to the Share Delivery Amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of such underlying asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the underlying asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid  on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.

Based on our determination that the Notes are not “delta-one” with respect to the Underlying Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Underlying Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Underlying Asset or the Notes.  If you enter, or have entered, into other transactions in respect of the Underlying Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes, and any shares of the Underlying Asset received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell all of the Notes to J.P. Morgan Securities LLC and its affiliates (the “Agents”) at a discount from the issue price to the public equal to the underwriting discount of $100.00 per $10,000 Principal Amount of Notes. The Agents generally offered the Notes at the original issue price to the public, provided that certain fiduciary accounts may have agreed to purchase the Notes for as low as the price specified on the cover hereof and the Agents may have agreed to forgo fees for sales to such fiduciary accounts. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest— UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the Pricing Date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the Pricing Date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Notes

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Notes offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.